AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made this 31st day of January, 2013 between Floyd Haggar (“Haggar” or “Executive”), an individual, and 3rd Fed Bank and TF Financial Corporation (collectively referred to as “THE BANK”).

WHEREAS, Executive has been employed by the Bank as a senior vice president and chief lending officer; and

WHEREAS,  Executive signed a Non-Disclosure Agreement with 3rd Fed Bank dated November 16, 2005 (the “Non-Disclosure Agreement”); and

WHEREAS, Executive’s employment relationship with 3rd Fed Bank ended on January 17, 2013; and

WHEREAS, Executive and THE BANK desire to end their employment relationship in an amicable and definitive manner and to settle, compromise, and resolve any and all claims Executive may have against the Bank;

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the termination of their employment relationship on the following terms and conditions:
1. Separation from Employment.  Executive’s employment with 3rd Fed Bank was terminated effective January 17, 2013 (the “Separation Date”).
2. Payments.  In consideration of Executive's promises and releases contained in this Agreement, and the performance thereof, provided that there is no revocation, and following receipt of the fully signed and notarized Agreement and Election to Execute, Executive shall receive four payments of Ten Thousand Dollars ($10,000.00) each.  The first payment shall be made within 15 days following the receipt of the signed and notarized agreement with the next three payments payable in each calendar month thereafter. In any event, all payments shall be made to the Executive not later than December 31, 2013. No payments shall be made until

Executive submits a signed, notarized Agreement, and are in part contingent upon there being no revocation.
3. Payment of Salary Due.  No later than ten (10) business days after the Separation Date, 3rd Fed Bank will pay Executive all salary due Executive through the Separation Date as well as any vacation pay earned but unused in 2013.
4. Employee Benefits.  THE BANK will provide Executive the right to elect whatever group health plan continuation coverage to which the Executive and his dependents are entitled pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. § 4980B et seq., (“COBRA”).
5. Return of Property.  On or before January 25, 2013, the Executive shall return to THE BANK all of its property in his possession. Executive represents and covenants that he will return to THE BANK all property of THE BANK (including but not limited to all keys to THE BANK’s offices, automobile, all equipment, documents, customer lists, written information, forms, formulae, plans, documents or other written or computer material or data, software or firmware, records, or copies of the same, belonging to THE BANK or any company affiliated with THE BANK) which are in Executive’s possession or control, including but not limited to all originals, copies and summaries of any of THE BANK’s confidential or proprietary information.
6. Corporate Offices.  Executive acknowledges that he is no longer an officer with  THE BANK and any of its affiliates and agrees to facilitate the transition of signing authority on their behalf.
7. Obligations Stated in Non-Disclosure Agreement.  Executive agrees and acknowledges that all post-termination obligations of Executive under the Non-Disclosure

Agreement shall remain in full force and effect unless explicitly modified or directly contradicted by this Agreement.
8. Agreement Not to Compete. Without the written consent of 3rd Fed Bank’s President and CEO,  the Executive shall not, during the period following the Separation Date through December 31, 2013, engage directly or indirectly in any banking business competing with THE BANK, which business has offices within ten (10) miles of any office and/or branch of  THE BANK at the time of the Executive’s termination of employment; provided, however, that the Executive shall not hereby be precluded or prohibited from owning passive investments, including securities of other banking institutions, so long as such ownership does not require him to devote any time to the management or control of the business or activities in which he has invested. Any violation of any aspect of this paragraph constitutes a material breach of this Agreement.
9. Non-Solicitation. Without the written consent of 3rd Fed Bank’s President and CEO,  the Executive shall not, during the  period following the Separation Date through December 31, 2013, directly or indirectly, as shareholder, owner, member, partner, principal, agent, officer, director, employee, consultant, lender, or in any other capacity, alone or in association with any other person, firm or entity request, advise or suggest to any present or past customer, client or supplier of THE BANK to withdraw, curtail or cancel any business with THE BANK, or otherwise solicit any such past or present patron to terminate, reduce or otherwise alter, to THE BANK’s detriment, its relationship with THE BANK.  Any violation of any aspect of this paragraph constitutes a material breach of this Agreement.
10. Reasonableness of Restrictions. Executive has carefully read and considered the provisions hereof and, having done so, agrees that the restrictions set forth in Sections 8 and 9 of this Agreement hereof (including, but not limited to, the time periods of restriction in each of such paragraphs and the geographical area of restriction) are fair and reasonable and are reasonably required for the protection of the interests of THE BANK.
11. Release by Executive.  In consideration for, and as an inducement to THE BANK to provide the Payment, Executive, for himself, his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges THE BANK,  their owners, health or welfare benefits plans, insurers, attorneys, affiliates, predecessors, successors, subsidiaries, and assigns, and their respective officers, directors, trustees, employees, representatives and agents (the “Released Parties”), from, and agrees not to sue or bring any other action against all or any of the Released Parties based on, any past or present duties, responsibilities, or obligations of any Released Party, and any and all claims or liabilities of whatever kind or nature which he has ever had or which he now has, at the time of or prior to his execution of this Agreement, known or unknown, related to or arising out of the employment of Executive, including, but not limited to, contract claims; claims for payment of additional salary, stock, stock options, bonuses, incentive compensation (including any liability for additional payments with respect to the TF Financial Corporation Incentive Compensation Plan for the 2012 or 2013 Plan Years), severance pay, vacation or other leave time, wages, employee or fringe benefits; and claims based on any state or federal wage, employment, or common laws, statutes, or amendments thereto, including, but not limited to:  any claim under the Employee Retirement Income Security Act, 29 U.S.C. §§  1001 et seq., any race, color, religion, sex, or national origin discrimination or retaliation claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. §§  2000(e) et seq., any claim for genetic information discrimination or retaliation under the Genetic Information Nondiscrimination Act, any claim for disability discrimination or retaliation under the Americans with Disabilities Act (ADA), 42 U.S.C. §§  12102 et seq., any claim of age discrimination under the Age

Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act (“OWBPA”), any claim under the Pennsylvania Human Relations Act and any claims related to or arising out of the termination of his employment and separation from 3rd Fed Bank.  Notwithstanding the above, Executive does not waive or release: (1) any rights or claims that arise after the date this Agreement is executed, including enforcement of the terms of this Agreement; (2) a claim for vested benefits under 3rd Fed Bank’s employee retirement plan, 401(k) plan and ESOP; and (3) any right or claim to vested stock options to the extent such options are exercisable under the plans pursuant to which they were granted.  Executive agrees that the form and substance of this release is reasonable.
This release does not apply to any claims that the controlling law clearly states may not be released.  Executive acknowledges that THE BANK has agreed to give Executive the payments described in this Agreement only if Executive signs this Agreement and gives up any claims which Executive may have against Released Parties.  BY SIGNING THIS AGREEMENT, EXECUTIVE IS GIVING UP ALL CLAIMS WHICH HE MAY HAVE AGAINST RELEASED PARTIES, except as described in this Agreement.
12. OWBPA Compliance.  Executive understands and acknowledges: (1) Executive was advised to consult with an attorney prior to executing this Agreement; (2) the Agreement provides consideration in addition to anything of value to which Executive already is entitled; (3) Executive has twenty-one days from January 17, 2013 within which to consider this Agreement; (4) this Agreement shall not become effective and enforceable until after seven days following its execution by Executive (but if the seventh day is a weekend or federal holiday, then the next business day) (the “Effective Date”); (5) Executive may revoke this Agreement at any time up to and including seven days after signing the Agreement by notifying THE BANK in writing of his desire to revoke the Agreement.  If the seventh day is a weekend or federal holiday, Executive will have until the next business day; and (6) the Agreement shall not be effective or enforceable until after this revocation period has expired.
13. Nondisparagement.  Executive agrees that he will, at all times hereafter, refrain from making any untrue, misleading, disparaging, or defamatory statements or representations, either orally or in writing, regarding THE BANK, its affiliates, and subsidiaries, and their respective officers, directors, shareholders, employees, agents, predecessors, and related entities.  Any violation of any aspect of this paragraph constitutes a material breach of this Agreement.
14. Confidentiality.  Executive, from the date of this Agreement and in the future, shall keep secret and retain in strictest confidence, and shall not disclose or discuss (i) the existence or any of the terms of this Agreement, or (ii) any trade secrets and other confidential business information relating to the business and affairs of THE BANK, or any of its parents, subsidiaries or affiliates, learned by Executive heretofore from or while employed by THE BANK, or any of its current or former parents, subsidiaries affiliates or related entities, or their respective current or former directors, officers, employees or agents, except pursuant to a subpoena or other compulsory process, and except to Executive’s attorney, tax advisor, or spouse, provided that such individuals first agree that they will treat such information as strictly confidential and that Executive agrees to be responsible for any disclosure by any such individual exactly as if Executive had made the disclosure herself.  Nothing in this Agreement nullifies the Non-Disclosure Agreement executed by Executive.  That agreement remains in full force and affect and is only supplemented by this paragraph. Any violation of any aspect of this paragraph constitutes a material breach of this Agreement.

15. Construction and Modification; Entire Agreement.  The terms of this Agreement are contractual in nature.  This Agreement represents the entire understanding of the parties regarding this subject matter and supersedes all other agreements or discussions concerning this subject matter, provided that nothing herein shall modify or cancel Executive’s obligations under the Non-Disclosure Agreement.  No provision of this Agreement may be amended except in writing signed on behalf of the President and CEO of 3rd Fed Bank and by Executive.
16. No Admission.  Executive acknowledges that THE BANK does not admit any liability or wrongdoing by entering into this Agreement.  Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by THE BANK and/or the other Released Parties of any violation of any law or regulation or of any liability whatsoever to Executive.  Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.
17. No Claims.  Executive represents that neither he nor anyone on his behalf has filed any complaint, suit or charge with any court or administrative agency regarding his employment with 3rd Fed Bank or against any Released Parties.  Executive further agrees and covenants that should any person, organization or other entity file, charge, claim, sue or cause or permit to be filed any civil action, suit, or legal proceeding involving any such matter occurring at any time in the past, he will not seek or accept any personal relief in such civil action, suit or legal proceeding.
18. Termination of Employment and No Right to Future Employment.  Executive forever waives and relinquishes all rights to assert any claim for recall, reemployment, tenure, seniority or any privileges with THE BANK and covenants not to apply or reapply for employment with 3rd Fed Bank or affiliated entities.  Executive agrees not to accept future employment with 3rd Fed Bank or affiliated entities, including employment through a temporary employment agency or other independent contractor.
19. Violation of Agreement.  If Executive violates any of the terms of this Agreement, 3rd Fed Bank’s obligation to make payment(s) will stop immediately, and Executive will be required to return any consideration which he already has received.  THE BANK also has the right to bring an action to recover damages for the full amount of loss or damages resulting from Executive’s violation.  In such an event, Executive’s release of claims as outlined in this Agreement will continue to apply.
20. Severability.  Both parties agree that if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never been comprised as a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
21. Nullification of Release.  Executive agrees that in the event that he successfully nullifies the release of claims in Paragraph 11 above, Executive will be required to return the consideration paid to him.
22.   Assignment. This Agreement is binding upon Executive, and inures to the benefit of THE BANK and respective successors and assigns. THE BANK may assign this Agreement to an entity that acquires all or a portion of THE BANK’s assets or business. Any reference to THE BANK shall be deemed to include any successor by merger or consolidation with THE BANK.

23. Mutual Drafting.  Both parties to this Agreement warrant that they have reviewed it carefully and, to the extent they desired to do so, have participated in its drafting.  Accordingly, this Agreement shall be construed according to the fair meaning of its terms, and not strictly for or against any party hereto.
24. Understanding of Terms.  Executive acknowledges that he has read this Agreement completely, and fully understand the terms, nature and effect of this Agreement, which he voluntarily signs in good faith.
25. Counterparts.  This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
26. Cooperation.  In the event there are legal matters, administrative proceedings, audits, investigations, reviews or the like, including internal investigations or reviews conducted on behalf of the THE BANK, pertaining to the business or operations of the THE BANK and Executive may have knowledge of the matter, Executive agrees without any additional compensation or other consideration to cooperate and provide complete and truthful information to THE BANK.
27. Indemnification.  Anything in this Agreement to the contrary notwithstanding, THE BANK will  make available to Executive the protection of all policies of insurance owned by THE BANK in connection with any claims related to his employment as an officer of 3rd Fed Bank as provided for in the appropriate corporate by-laws and to the extent permitted by law.
28. Regulatory Approval.  If this Agreement requires regulatory approval in order that the terms of this Agreement may be implemented, Executive agrees to cooperate in obtaining such approvals and the Agreement shall not be effective or enforceable until such approval is secured.

THE BANK and Executive have agreed to all of the terms in this Agreement and have signed this Agreement on the dates set forth below:

WITNESS:	/s/	/s/ Floyd Haggar
FLOYD HAGGAR

Dated:	January 28, 2013

3RD FED BANK

ATTEST:	/s/ Lorraine Wolf	BY:	/s/ Kent C. Lufkin
Secretary

Dated:	January 31, 2013

TF FINANCIAL CORPORATION

ATTEST:	/s/ Lorraine Wolf	BY:	/s/ Kent C. Lufkin
Secretary

Dated:	January 31, 2013

COMMONWEALTH OF NEW JERSEY	)
)
COUNTY OF CAMDEN	)

On	1-28-2013	, before me,	Carl Willers
	DATE		NOTARY NAME

Notary Public, personally appeared Floyd Haggar and acknowledged that:

(1)           He has carefully read the foregoing Agreement in its entirety;

(2)           He has been advised in writing of his right to consult with an attorney concerning this matter; that he fully understands the significance of all of the terms and conditions of this Agreement and has discussed the same with an attorney of his own choosing, or has had a reasonable opportunity to do so;

(3)           He understands that the foregoing Agreement affects important rights;

(4)           He has not filed any charges, claims, or lawsuits against 3rd Fed Bank or TF Financial Corporation;

(5)           He does not waive any rights or claims that may arise after the effective date defined in the Agreement;

(6)           He has signed the foregoing Agreement knowingly, voluntarily, and of his own free will, without threat or duress; and that

(7)           The Agreement provides consideration in addition to anything of value to which he already is entitled.

CARL G WILLERS	WITNESS my hand and official seal.
Notary Public
State of New Jersey
My commission Expires Aug 8, 2013	/s/ Carl G. Willers
SIGNATURE OF NOTARY